Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for 2021 and

Will Host Conference Call and Webcast on Wednesday, February 2, 2022

Burr Ridge, Illinois - (January 31, 2022) BankFinancial Corporation (Nasdaq – BFIN) (the “Company”) announced today that the Company recorded net income of $7.4 million and basic and diluted earnings per common share of $0.53 for the year ended December 31, 2021.   The Company recorded net income of $2.4 million and basic and diluted earnings per common share of $0.18 for the fourth quarter of 2021.

For the year ended 2021, total loans increased by $41.6 million (4.2%) to $1.044 billion.  Total commercial loans and leases increased by $84.5 million (20.9%) to $489.5 million, reflecting our increasing emphasis on commercial and industrial lending.  Total multi-family mortgages and nonresidential real estate loans decreased by $31.6 million (5.6%) to $529.3 million due to continued elevated portfolio prepayment rates.  Total other loans decreased by $11.7 million (26.9%) due to our cessation of residential mortgage lending and continued prepayments of existing residential mortgage loans.

The Company’s asset quality remained stable in 2021.  The ratio of nonperforming loans to total loans was 0.07% and the ratio of nonperforming assets to total assets was 0.09% at December 31, 2021. Nonperforming commercial-related loans represented 0.04% of total commercial-related loans at December 31, 2021.  Our allowance for loan losses decreased to 0.64% of total loans as of December 31, 2021, compared to 0.77% at December 31, 2020 primarily due to the reduction of loan loss reserve increases that were made in the earlier stages of the COVID-19 global pandemic.

Total deposits increased by $94.9 million (6.8%) due to continued strong liquidity of our retail and commercial depositors.  Core deposits were 86.1% of total deposits, with demand deposits representing 23.0% of total deposits.

The Company’s capital position remained strong, with a Tier 1 leverage ratio of 9.32% at December 31, 2021. Throughout 2021, the Company maintained its quarterly dividend rate at $0.10 per common share. The Company repurchased 1,541,280 common shares during the year ended December 31, 2021, which represented 10.4% of the common shares that were outstanding on December 31, 2020. The Company’s book value per share increased in 2021 by 1.6% to $11.90 per share at December 31, 2021.

For the year ended December 31, 2021, net interest income declined by $2.1 million (4.6%) due to lower average loan yields during the year and the lower average loan portfolio balance in 2021 compared to 2020.  Noninterest income increased by $323,000 (6.0%) due to higher loan fee income and higher trust fee income related to our growth in commercial loans and trust assets under management.  Noninterest expense increased by $2.5 million (6.5%) primarily due to personnel additions in commercial loan and lease originations, risk management, treasury services and trust department.

For the fourth quarter of 2021, net interest income increased by $357,000 due to higher investment securities interest income and loan prepayment income, offsetting a slight decline in average loans outstanding and a lower yield on loan originations compared to the third quarter of 2021.  The Company increased its investment securities portfolio by $71.0 million due to new investments in U.S. Treasury securities at significantly higher market yields compared to previous periods in 2021.   Noninterest income increased by $257,000 due to seasonally-higher loan and deposit services fee income. Noninterest expense increased by $183,000 primarily due to other expenses related to deposit account charge-off activity.

F. Morgan Gasior, the Chairman and CEO of the Company, said “The Company ended 2021 in a strong financial condition, with excellent asset quality and greater loan portfolio diversity related to our commercial loan growth initiatives.  Our financial results for 2021 reflect in part the continuing impact of borrower and depositor liquidity, and the changes in economic activity related to the pandemic – but also our decision to invest in the resources necessary to become a performance-leading commercial lending and commercial deposit franchise.  We were pleased by our significant growth in loan originations activity, but we were disappointed by the persistent high level of portfolio prepayments and low commercial line utilization in 2021.  The expansion of our Equipment Finance, Commercial Finance, Treasury Services and Trust originations capabilities in 2021 will provide further positive operating leverage in 2022, particularly if market yields, liquidity and economic efficiency return to pre-pandemic levels.  We remain committed to delivering strong financial returns and contributions to our shareholders and communities.”

The Company's Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov.  The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial's management will review fourth quarter 2021 results in a conference call and webcast for stockholders and analysts on Wednesday, February 2, 2022 at 9:30 a.m. Chicago, Illinois Time.  The conference call may be accessed by calling (844) 413-1780 using participant passcode 1083597. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page.  For those unable to participate in the conference call, the webcast will be archived through Wednesday, February 23, 2022 on our website.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, commercial real estate finance and treasury management business customers.  BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol “BFIN.” Additional information may be found at the company's website, www.bankfinancial.com

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-425-5568	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-425-5877